Exhibit 99.1

Orsus Xelent Technologies Reports 2007 First Quarter Results

•	Sales in the Period Grew 139.14%
•	Pre-Tax Net Income Increased 43.45%
•	EPS Rose From $0.038 to $0.042
•	Sees 2007 Revenues Growing At Least 30% With Strong Contribution From Specialized Application Devices

NEW YORK, May 15, 2007 - Orsus Xelent Technologies, Inc, (AMEX: ORS), a rapidly growing designer and manufacturer of award -winning mobile phones in The People’s Republic of China (PRC) today announced results for its first quarter ended March 31, 2007.

Mr. Xavier Xin Wang, President and CEO of Orsus Xelent Technologies, Inc. (“Orsus Xelent”) , stated, “We were pleased with the continuing strong growth achieved in the quarter in our traditional public use cellular phone market, which translated into a 139.14% increase in sales over the first quarter of 2006. While our gross profit margin in the period was somewhat lower than for the same period last year, in a fast growing, but highly competitive environment, it compared favorably with our average gross profit margin for all of 2006. Additionally, we saw a favorable improvement in net profit, which in the current year includes a provision for payment of income taxes.”

First Quarter Results

For the three months ended March 31, 2007, revenues were $20,009,000 compared to $8,367,000 in the first quarter of 2006, an increase of 139.14%. The company said that sales of its “traditional” GSM products remained stable and accounted for 32% of total revenues in this period. The company noted that China Unicom’s promotion of CDMA products and enhancements to CDMA network coverage have spurred demand, and helped drive sales of CDMA products to 68% of total revenues in the quarter. At the same time, products such as the company’s C8000, M5 and M6 phones contain a number of advanced features, are ultra thin and contain a wide use of decorative metals, which are highly attractive to consumers.

Gross profit margin in the first quarter was 18.33%, a 4.07% decrease compared with 22.40% in the same period last year. The company attributed the decline in the quarter to increased price cutting and increased sales of low-end products, which was stimulated by reduced monthly charges by PRC telecommunication operators. The company noted, however, that the first quarter gross profit margin was in line with the full year 2006 gross profit margin of 18.9%.

For the three months ended March 31, 2007, net income increased 9.67% to $1,247,000, compared to $1,137,000 in the same period last year which produced earnings per share in the first quarter of 2007 of $0.042 compared with $0.038 in the first quarter of 2006. In both periods the number of shares outstanding was 29.76 million. The company noted that it paid $384,000 in income taxes in the 2007 first quarter, while in the first quarter last year, as a foreign controlled entity it was exempt from income taxes. Pretax net income in the 2007 quarter rose 43.45% compared to the first quarter of 2006. Additionally, the company said that, excluding the Allowance for Obsolete Inventory and Account Receivables, first quarter net income in 2007 was $2,782,000, representing an increase of 144.68% over first quarter net income in the same period of the prior year, and resulting in a profit margin of 13.90%.

Other Key Events in The Quarter

•
During the quarter, the company continued its strategy of direct cooperation with telecommunications operators in the PRC, and the company’s customization strategy to meet the needs of its customers. As previously announced, the company entered into a cooperation agreement with China Unicom to produce cellular phones equipped with Specialized Application Devices that utilize the China Unicom CDMA -IX wireless network. In addition, the company also announced:

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In January: the award of a cooperation intent Agreement naming it the primary mobile devices provider for the State Administration for Industry & Commerce (SAIC), Hebei Province of the People's Republic of China. The SAIC in the Hebei Province will provide a handset to each member of its field staff, and anticipates it will procure 20,000 Specialized Application Devices in 2007.The SAIC expects the adoption of this new system will be completed within 18 to 20 months, at which time approximately 560,000 SAIC law-enforcement officials will be outfitted with cellular phones equipped with Specialized Application Devices. As the designated main device provider, Orsus Xelent estimates it will deliver more than 300,000 mobile devices to meet SAIC's requirements in less than 18 months. Each cellular phone equipped with Specialized Application Device (X180) will be priced at $400 US per unit, and will require replacement every two years.

-  In March: a contract with Huayuan Run Tong (Beijing) Technology Co., Ltd (“HYRT”) to embed the company’s mobile terminals with HYRT’s software and sell 10,000 model X180 handsets to BOC International (China) Limited (BOCI China), the largest Investment Bank in the PRC, which indicated that this initial purchase of devices is intended for its clients. The company anticipates expanding the roll-out of the devices to promote its business throughout the PRC in the future, including Shanghai, Zhejiang and ten other areas.

•
The company also said that its cooperation with China Mobile has advanced and China Mobile is going to act as an agent the company’s cellular phones. The company expects this cooperation to become much closer with the aim of becoming one of the mobile suppliers to China Mobile.

•	Early in the quarter the company announced a $6.2 million line of credit from Beijing Rural Commercial Bank.

•
After the end of the quarter, in what it views as a very significant event, the company announced in May that it had received approval for listing and began trading its shares on the American Stock Exchange. This followed the company’s earlier announcements of its record results for 2006, the substantial strengthening of the its corporate governance compliance measures and the expansion of its Board of Directors.

•
During the quarter the company established a new marketing and sales division for its Specialized Application Devices for which it sees excellent growth potential and which will play an increasingly important role in differentiating the company and upgrading its sales ability.

Looking Ahead

Mr. Xavier Xin Wang, President and CEO, commented, “Looking ahead, we see another very good year for Orsus Xelent. We anticipate revenue growth of at least 30% in a continuing strong cellular market in the PRC, as we pursue our growth strategy focused on meeting the needs of our telecommunications operators and their customers. In particular, we continue to see a growing demand for our Specialized Application Devices, with current expectations that sales orders for our X180 product could reach 70,000 units in 2007. We also will continue to focus on cost reductions which should translate into further improvements in net profit margins.”

SUMMARY COMPARISON
FIRST QUARTER 2007 vs. FIRST QUARTER 2006

	Three months ended March 31, 2007		Three months ended March 31, 2006		Comparison
	$’ 000	% of revenue	$’ 000	% of revenue	$’000%
Revenues	20,009	-	8,367	-	11,642	139.14%
Cost of sales	16,341	81.67%	6,493	77.60%	9,848	151.67%
Sales & Marketing expenses	113	0.56%	444	5.31%	-331	-74.55%
General & Admin* expenses	1,374	6.87%	189	2.26%	1185	626.98%
R&D expenses	53	0.27%	81	0.97%	-28	-34.57%
Depreciation & Amortization	52	0.26%	25	0.30%	27	108.00%
Allowance for Obsolete Inventory	320	1.60%	-	-	320	-
Interest expenses	127	0.63%	-	-	127	-
Other income, net	2	0.01%	2	0.02%	-	-
Income before tax	1,631	8.15%	1,137	13.59%	494	43.45%
Income taxes	384	1.92%	-	-	384	-
Net income	1,247	6.23%	1,137	13.59%	110	9.67%
Earnings per share	$04.19		$03.82
Shares Outstanding	29.76		29.76

* General & Administrative Expenses includes an allowance for Trading Deposit Receivable of $1,215,000.

About Orsus Xelent Technologies, Inc

Incorporated in the state of Delaware and headquartered in Beijing, Chine, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award -winning mobile phones for the Asian market, primarily the People’s Republic of China (PRC). The company’s business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region’s first wristwatch-style cellular phone and it continues to break new ground with state-of-the -art phones that include advanced features such as finger print recognition and touch-screen displays. Since the company launch in 2004, it has established “Orsus” as a popular brand and achieved a significant share of the world’s largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen and Tianjin. For more information, please visit the company’s web site: www.orsus-xelent.com

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

US:
Investors  Press
Tel 212-719-7535  212 425 5700
Fax 212-790-9594 212 425 6951

PRC:
Tel 010-85653777
Fax 010-85653666